Exhibit 99.1

For Immediate Release

Starwood Property Trust, Inc. Reports Results for the Quarter and Year Ended December 31, 2013

— Quarterly Core Earnings of $0.62 per Diluted Common Share, 29% Increase Year Over Year —

— Full Year Core Earnings of $2.11 per Diluted Common Share —

— Completes $2.1 Billion of Investments in the Fourth Quarter of 2013 —

— Increases Dividend to $0.48 per Share for the First Quarter of 2014 —

GREENWICH, Conn., February 26, 2014 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) today announced operating results for the fourth fiscal quarter and year ended December 31, 2013.  The Company’s Core Earnings, a Non-GAAP financial measure, were $121.2 million, or $0.62 per diluted share, for the fourth quarter of 2013, compared to $64.5 million, or $0.48 per diluted share, for the fourth quarter of 2012. Core Earnings per diluted share for 2013 increased 12.6% to $2.24, excluding one-time expenses attributable to the April 2013 acquisition of LNR of $0.13 per diluted share, compared to $1.99 per diluted share in 2012.

GAAP net income attributable to the Company for the fourth quarter of 2013 was $95.0 million, or $0.48 per diluted share, compared to $56.3 million, or $0.42 per diluted share, for the fourth quarter of 2012.  Net income attributable to the Company for the year ended December 31, 2013 was $305.0 million, or $1.82 per diluted share, compared to $201.2 million, or $1.76 per diluted share for the year ended December 31, 2012. Net income for the year ended December 31, 2013 includes $22.1 million, or $0.13 per diluted share, of one-time expenses attributable to the acquisition of LNR.

Barry Sternlicht, Chairman and CEO of Starwood Property Trust, commented, “2013 was both a transformative and extremely successful year for Starwood Property Trust.  During the past year we closed the acquisition of LNR, which added significant scale to our operating platform, diversified our revenue sources and provided a proprietary channel of originations. In late 2013 we completed the successful integration of LNR and are now leveraging LNR’s technological infrastructure and over 475 employees to run STWD’s day-to-day operations. More recently, we created meaningful shareholder value with the spin-off of Starwood Waypoint Residential Trust, our single-family residential business.  We also continued to outperform in our lending business and funded $3.8 billion of investments during the year, bringing our total capital deployed since inception to over $10.3 billion.”

Mr. Sternlicht continued, “As we look out into the coming year, we expect to leverage our vast network of relationships in both the United States and Europe to continue sourcing high quality transactions that will support our stable and consistent dividend.  We expect to continue to diversify through the addition of new lines of business and lending products as we foster Starwood Property Trust’s evolution into the premier real estate finance business that will perform well through all economic cycles.  We remain committed to creating shareholder value through our deliberate and disciplined approach to investing.”

Highlights for the Fourth Quarter 2013 by Business Segment

The Company operated in three reportable segments as of December 31, 2013: Real Estate Investment Lending, LNR and Single-Family Residential.  The Single-Family Residential segment was spun off to the Company’s shareholders on January 31, 2014, as described in more detail below.

Real Estate Investment Lending Segment

The Real Estate Investment Lending segment (the “Lending Segment”) represents the Company’s commercial real estate finance business.  During the fourth quarter of 2013, the Lending Segment originated and/or acquired $1.7 billion of new investments, of which $1.4 billion was funded at closing and/or acquisition.  Of the $1.7 billion of new investments, 83% is comprised of LIBOR based floating rate loans, as is over 95% of the Lending Segment’s pipeline. Because the Company is able to match floating rate investments with floating rate debt hedged by interest swaps, and fixed rate investments with fixed rate debt, it remains well positioned to benefit from a rising rate environment.

The carrying value of the Lending Segment total investment portfolio was $5.4 billion as of December 31, 2013.  The carrying value of the Lending Segment’s target portfolio was approximately $4.8 billion at December 31, 2013, which is anticipated to generate an annualized leveraged return of 10.8% to 11.8%.

The $1.7 billion of new investments during the fourth quarter of 2013 included the following significant transactions:

•                  Co-originated, with Starwood European Real Estate Finance, a £288 million first mortgage loan collateralized by the Heron Tower in London. In conjunction with the loan closing, the Company obtained a LIBOR-based £210 million collateralized term financing facility, and retained a £60 million junior investment

•                  Refinanced an existing loan into a $106.0 million mezzanine loan secured by the Hyatt Regency in New Orleans, which was funded in two stages

•                  Originated an $86.0 million first mortgage secured by 432 multifamily units and 23 retail units in San Francisco

•                  Originated a $150 million first mortgage loan and an $8 million mezzanine loan collateralized by five multifamily condo buildings in the Las Vegas market

•                  Originated a $250.0 million preferred equity investment on a 41 property portfolio of single tenant office and industrial buildings comprised of approximately 9.1 million square feet located across the United States

The following is a summary of the Lending Segment’s investments as of December 31, 2013:

Lending Segment Investment Portfolio

(Amounts in millions)

Investment	Face Amount	Carry Value (1)	Existing Leverage (2)	Net Investment	Return on Asset	Leveraged Return (3)	Optimal Leveraged Return (4)
First mortgages held for investment	$2,650	$2,601	$1,269	$1,332	6.9%	9.1%	10.8%
Subordinated mortgages held for investment	542	505	4	501	10.6%	10.9%	12.4%
Mezzanine loans held for investment	1,247	1,245	—	1,245	12.7%	12.7%	12.7%
Preferred equity investments held to maturity	288	284	—	284	9.8%	9.8%	9.8%
CMBS (5)	185	199	58	141	9.4%	12.3%	12.3%
Target portfolio of Lending Segment (3)	$4,912	$4,834	$1,331	$3,503	9.1%	10.8%	11.8%
RMBS available-for-sale at fair value	414	296	128	168	9.7%
Loans transferred as secured borrowings	180	180	181	(1)
Equity security	15	15	—	15
Investment in unconsolidated entities	50	50	—	50
Total investments	$5,571	$5,375	$1,640	$3,735

(1)         The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/(losses) on the fair value of the securities and unamortized purchase discount.

(2)         Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)         Leveraged returns for core investments as of December 31, 2013 are the compounded effective rate of return earned over the life of the investment determined after the effects of existing and projected leverage, and calculated on a weighted average basis.  Leveraged returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings. Leveraged returns are based upon management’s assumptions, which the Company believes are reasonable.  Leveraged returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these leveraged returns assume interest rates remain at current levels and (ii) the leveraged returns assume that the leverage levels existing at December 31, 2013 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)         The optimal leveraged return is calculated in the same manner as the leveraged return except (i) the assumed financing on any investments that are less than fully leveraged as of December 31, 2013 is increased to the full advance amount available under the Company’s credit facilities that has either been approved or is expected to be approved by the respective lender and (ii) the full syndication of first mortgages is assumed.

(5)         Consists of available-for-sale and held-to-maturity CMBS with carrying values of $115 million and $84 million, respectively.

Loan to Value of Portfolio

The Company’s risk-adjusted investment strategy for the Lending Segment’s loan portfolio has resulted in an ending weighted average loan-to-value (“LTV”) ratio that has consistently been in the range of 62.5% to 66.3% for the past 18 months. The following table reflects the weighted average LTV ratio of the Lending Segment’s loan portfolio as of December 31, 2013:

Weighted Average LTV of Loan Portfolio (1)

	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	37.1%	30.5%	12.9%
Ending LTV	64.6%	71.7%	67.5%	66.3%

(1)         Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances that are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan.  For any loans collateralized by ground-up construction projects, the fully-funded loan balance is included in the numerator and an estimate of the stabilized value upon completion of construction in the denominator. Includes loans held for investment and first mortgages held for sale.

(2)         Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages and mezzanine loans).

LNR Segment

The Company acquired LNR on April 19, 2013.  In connection with the acquisition, the Company established several taxable REIT subsidiaries (“TRSs”) in order to house certain activities for which REITs are required to operate inside a TRS structure.  The TRSs include LNR’s special servicing operations, its conduit loan business and certain other real estate related operations.  As of December 31, 2013, $0.9 billion of the LNR Segment’s assets were owned by TRS entities.  These entities are taxed as corporations.  The remaining $0.5 billion of the LNR Segment’s assets as of December 31, 2013, consisting principally of LNR’s investment securities portfolio, were held by non-TRSs and are therefore subject to more favorable tax treatment.

For the fourth quarter, the LNR Segment contributed GAAP and Core Earnings of $35.7 million and $45.0 million, or $0.18 and $0.23 per diluted share, respectively, each after (i) an income tax provision of $1.5 million and (ii) $7.4 million in shared cost allocations of management fees and corporate interest expense.  For the period from April 19, 2013 to December 31, 2013, the LNR Segment contributed GAAP and Core Earnings of $110.7 million and $126.8 million, or $0.66 and $0.76 per diluted share, respectively, each after (i) an income tax provision of $25.6 million and (ii) $18.5 million in shared cost allocations of management fees and corporate interest expense.

These fourth quarter results compare to GAAP and Core Earnings in the third quarter of $42.1 million (retrospectively adjusted for measurement period adjustments) and $46.2 million, respectively.  LNR’s total revenues on a GAAP basis increased $12.3 million, or 15%, in the fourth quarter compared to the third quarter, reflecting higher levels of both servicing fees and interest income on CMBS.  However, GAAP and Core Earnings of this segment decreased $6.4 million and $1.2 million, respectively, principally due to a decrease in the fair value of LNR’s domestic servicing intangible.  The decrease in the intangible was offset by increases in revenue resulting from higher servicing fees and CMBS interest income as well as lower income tax expense.

At December 31, 2013, the carrying amount of the LNR Segment’s principal assets, consisting of CMBS, servicing intangibles and conduit loans, was $1.0 billion and is summarized below:

LNR Investments as of December 31, 2013

(Amounts in millions)

Investment	Face Amount	Carry Value/Fair Value	Existing Leverage	Net Investment
CMBS	$3,872	$550	$—	$550
Special servicing intangibles	N/A	258	—	258
Conduit loans	209	207	130	77
Total investments	$4,081	$1,015	$130	$885

Significant activity during the fourth quarter with respect to these assets includes:

•                  Net decrease in the fair value of the domestic servicing intangible on a GAAP and Core basis of $18.0 million and $15.8 million, respectively, resulting from the expected amortization of this deteriorating asset, net of increases in fair value due to the attainment of new servicing contracts.  As of December 31, 2013, LNR was named special servicer on $16.2 billion of loans and real estate owned (“REO”), which exceeded the Company’s underwriting expectations at the time of the LNR acquisition

•                  The conduit loan business, including the impact of associated hedging, also continued to outperform underwriting expectations, with net profit of $16.8 million and $18.2 million on a GAAP and Core basis, respectively

•                  CMBS purchases of $154.2 million, including new issue B-piece purchases of $92.1 million

•      Gains on sales of CMBS of $2.6 million

During the fourth quarter, this segment invested $0.2 billion in CMBS.

Single Family Residential (“SFR”) Segment

As previously announced, on January 31, 2014, the Company completed the spin-off of the SFR segment to its stockholders. The newly formed real estate investment trust, called Starwood Waypoint Residential Trust, is listed on the New York Stock Exchange and trades under the ticker symbol “SWAY.” The Company’s stockholders received one common share of SWAY for every five shares of the Company’s common stock held at the close of business on January 24, 2014.  As of December 31, 2013, the Company’s consolidated financial statements reflect SFR segment net assets of $1.0 billion, representing approximately 13% of the Company’s consolidated assets as of such date. The net assets of the SFR segment consisted of approximately 7,200 units of single-family rental homes and residential non-performing mortgage loans (“NPLs”). In accordance with GAAP, the Company will retrospectively reclassify the SFR segment as a discontinued operation in its future comparative consolidated statements of operations beginning with the first quarter of 2014.

SWAY is one of the largest publicly traded investors, owners and operators of U.S. single-family rental homes and NPLs in the United States.  As part of the spin-off, the Company contributed $100 million to the unlevered balance sheet of SWAY to fund its growth and operations. In addition, SWAY recently obtained a $500 million secured credit facility.  Together, the available cash and credit facility provides SWAY with the financial capacity to support its growth and operating plans.

During the fourth quarter, the Company invested $0.2 billion in single-family rental homes, NPLs, and capital expenditures.

Financing Activities

As of December 31, 2013, the Company had an aggregate outstanding balance of approximately $3.3 billion under eleven financing facilities and two convertible senior notes. During the fourth quarter, the Company:

•                  Upsized borrowings under its senior secured term loan to $673.5 million from $300.0 million

•                  Upsized available borrowings under one of its warehouse lines to $225 million from $125 million and reset the term to a new two-year initial term, with three one-year extension options

•                  Borrowed £210 million under a new repurchase facility to finance the origination of the commercial mortgage loan which refinanced the Heron Tower in London

•                  Borrowed $58.5 million under a new repurchase facility to finance the purchase of a CMBS investment

On January 27, 2014, the Company amended one of its repurchase facilities to (i) upsize available borrowings to $1.0 billion from $550 million; (ii) extend the maturity date for non-CMBS assets to January 2019 and for CMBS assets to January 2016, each from August 2014, and each assuming initial extension options; (iii) allow for up to four additional one-year extension options with respect to any non-CMBS assets then remaining financed, in an effort to match the term of the maturity dates of these assets; and (iv) amend certain financial covenants to contemplate the spinoff of the SFR segment.

Book Value and Fair Value Per Share, Net of Minority Interest

The fair value of the Company’s net assets at December 31, 2013 was approximately $22.17 per fully diluted share, excluding appreciation from the SFR segment and assuming debt is valued at its par settlement amount. On a fully diluted basis, the Company’s GAAP book value at December 31, 2013 was $21.83 per share.  Excluding the SFR segment, the fair value and GAAP book value would have been $16.76 and $16.42 per diluted share, respectively, as of December 31, 2013.

Investment Related Activity Subsequent to December 31, 2013

Since December 31, 2013, the Lending Segment originated, acquired, and/or refinanced $1.2 billion of new investments, of which $0.5 billion was funded at closing and/or acquisition, which includes the following:

•                  Co-originated $407.5 million out of a total of $815.0 million of first mortgage and mezzanine financing which was used to refinance and recapitalize loans the Company had co-originated in October 2012 for the acquisition and redevelopment of a 10-story retail building in the Times Square area of Manhattan, New York.  The Company’s balance under the prior loans was $210.9 million.  The Company funded $173.2 million at closing and $234.3 remains to be funded

•                  Originated $197.2 million of first mortgage and mezzanine loans secured by an 89-asset bank branch portfolio in California

•                  Originated a $450.0 million first mortgage and mezzanine construction financing for the development of a 57 story tower containing luxury condominium residences and ground floor retail space in Manhattan, New York.  The Company funded $23.9 million at closing and $426.1 million remains to be funded

Investment Capacity

As of February 21, 2014, the Company had approximately $292.9 million of available cash and equivalents, approximately $103.8 million of net equity invested in RMBS that are classified as available-for-sale and $68.0 million of approved but undrawn capacity under existing financing facilities.  Accordingly, the Company has the capacity to acquire or originate an additional $300 million to $525 million of new investments using these liquidity sources. In addition, as of December 31, 2013 the Company had $550.3 of CMBS and is currently evaluating the sale of certain securities in this portfolio that no longer meet its return requirements.

Dividend

On February 24, 2014, the Company’s Board of Directors declared a dividend of $0.48 per share of common stock for the quarter ending March 31, 2014. The dividend is payable on April 15, 2014 to common shareholders of record as of March 31, 2013.

2014 Initial Guidance

For 2014, the Company is estimating Core Earnings in the range of $2.00 to $2.20 per diluted share.  This guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) yield on incremental investments inclusive of the Company’s existing pipeline; (iii) amount and timing of debt and equity capital deployment to fund new investments; (iv) costs of additional debt and equity capital to fund new investments; (v) pace of amortization of the servicing intangible based on the amount and timing of servicing fees on existing contracts; (vi) taxation associated with the TRSs, particularly the LNR TRSs, which house this segment’s servicing and conduit loan operations, both of which generate significant taxable income; and (vii) changes in costs and expenses reflective of the Company’s forecasted operations.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Wednesday, February 26, 2014 at 11:00 a.m. Eastern Time to discuss fourth quarter and full year 2013 financial results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-888-631-3392

International:  1-913-312-0649

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  7279775

The playback can be accessed through March 12, 2014.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities (“CMBS”), and other commercial real estate-related debt investments. The Company through its 2013 acquisition of LNR now also operates as a special servicer in the United States and as a primary and special servicer in Europe and has expanded its product offering to include fixed rate conduit loans. Starwood Property Trust, Inc. also invests in residential mortgage-backed securities (“RMBS”), residential real estate owned and non-performing residential loans, and may invest in non-performing commercial loans, commercial properties subject to net leases and performing residential mortgage loans. The Company is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations by Segment

For the three months ended December 31, 2013

(Amounts in thousands)

	Real Estate Investment Lending	Single Family Residential	LNR	Subtotal	LNR VIEs	Total
Revenues:
Interest income from loans	$103,875	$—	$4,094	$107,969	$—	$107,969
Interest income from investment securities	15,623	—	23,470	39,093	(17,402)	21,691
Servicing fees	—	—	66,589	66,589	(17,507)	49,082
Other revenues	307	131	1,910	2,348	(297)	2,051
Rental income	—	7,156	—	7,156	—	7,156
Total revenues	119,805	7,287	96,063	223,155	(35,206)	187,949

Costs and expenses:
Management fees	18,283	4,794	6,335	29,412	58	29,470
Interest expense	32,675	2,959	5,037	40,671	—	40,671
General and administrative	5,382	(149)	48,388	53,621	193	53,814
Business combination costs	—	—	—	—	—	—
Acquisition and investment pursuit costs	1,032	647	226	1,905	—	1,905
Residential segment, other operating costs	—	10,761	—	10,761	—	10,761
Depreciation and amortization	—	3,126	4,038	7,164	—	7,164
Loan loss allowance	8	—	—	8	—	8
Other expense	—	—	765	765	—	765
Total costs and expenses	57,380	22,138	64,789	144,307	251	144,558
Income before other income (loss), income taxes and non-controlling interests	62,425	(14,851)	31,274	78,848	(35,457)	43,391

Other income:
Income of consolidated VIEs, net	—	—	—	—	36,465	36,465
Change in fair value of servicing rights	—	—	(18,043)	(18,043)	10,168	(7,875)
Change in fair value of investment securities, net	(65)	—	6,449	6,384	(12,003)	(5,619)
Change in fair value of mortgage loans held-for-sale, net	—	—	17,534	17,534	—	17,534
Earnings (loss) from unconsolidated entities	1,288	—	283	1,571	537	2,108
Gain on sale of investments, net	5,373	2,540	—	7,913	—	7,913
Gain (loss) on derivative financial instruments, net	(10,320)	—	(785)	(11,105)	—	(11,105)
Foreign currency gain (loss), net	6,941	—	(53)	6,888	—	6,888
Other-than-temporary impairment, net	(561)	(560)	—	(1,121)	—	(1,121)
Other income	15	5,304	613	5,932	—	5,932
Total other income (loss)	2,671	7,284	5,998	15,953	35,167	51,120

Income (loss) before income taxes	65,096	(7,567)	37,272	94,801	(290)	94,511
Income tax benefit (provision)	3,367	(183)	(1,546)	1,638	—	1,638
Net income (loss)	68,463	(7,750)	35,726	96,439	(290)	96,149
Net income attributable to non-controlling interests	(1,466)	—	—	(1,466)	290	(1,176)
Net income (loss) attributable to Starwood Property Trust, Inc.	$66,997	$(7,750)	$35,726	$94,973	$—	$94,973

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.

Reconciliation of Net Income to Core Earnings

For the three months ended December 31, 2013

(Amounts in thousands except per share data)

	Real Estate Investment Lending	Single Family Residential	LNR	Total
Net income (loss) attributable to Starwood Property Trust, Inc.	$66,997	$(7,750)	$35,726	$94,973

Add / (Deduct):
Non-cash equity compensation expense	3,403	—	—	3,403
Management incentive fee	4,257	—	2,494	6,751
Change in Control Plan	—	—	6,579	6,579
Depreciation and amortization	—	3,125	417	3,542
Loan loss allowance	8	—	447	455
Interest income adjustment for securities	(395)	—	6,573	6,178
(Gains) losses on:
Loans held for sale	—	—	8,438	8,438
Securities	160	—	(10,229)	(10,069)
Impairment of real estate	—	(536)	—	(536)
Gain on foreclosure of non-performing loans	—	3,320	—	3,320
Derivatives	10,546	—	(7,015)	3,531
Foreign currency	(6,941)	—	—	(6,941)
Earnings from unconsolidated entities	—	—	(621)	(621)
U.S. special servicing intangible	—	—	2,175	2,175
Core Earnings (Loss)	$78,035	$(1,841)	$44,984	$121,178

Core Earnings (Loss) per Weighted Average Diluted Share	$0.40	$(0.01)	$0.23	$0.62

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations by Segment

For the year ended December 31, 2013

(Amounts in thousands)

	Real Estate Investment Lending	Single Family Residential	LNR	Subtotal	LNR VIEs	Total
Revenues
Interest income from loans	$335,078	$—	$9,562	$344,640	$—	$344,640
Interest income from investment securities	57,802	—	54,020	111,822	(37,510)	74,312
Servicing fees	—	—	179,015	179,015	(54,289)	124,726
Other revenues	598	311	6,111	7,020	(892)	6,128
Rental income	—	15,889	—	15,889	—	15,889
Total revenues	393,478	16,200	248,708	658,386	(92,691)	565,695

Costs and expenses:
Management fees	62,787	11,329	13,907	88,023	122	88,145
Interest expense	99,469	6,546	12,334	118,349	—	118,349
General and administrative	16,783	1,564	132,713	151,060	523	151,583
Business combination costs	17,958	—	—	17,958	—	17,958
Acquisition and investment pursuit costs	2,819	2,752	829	6,400	—	6,400
Residential segment, other operating costs	—	21,383	—	21,383	—	21,383
Depreciation and amortization	—	6,107	9,701	15,808	—	15,808
Loan loss allowance	1,923	—	—	1,923	—	1,923
Other expense	150	—	1,148	1,298	—	1,298
Total costs and expenses	201,889	49,681	170,632	422,202	645	422,847

Income (loss) before other income (loss), income taxes and non-controlling interests	191,589	(33,481)	78,076	236,184	(93,336)	142,848
Other income (loss):
Income of consolidated VIEs, net	—	—	—	—	116,377	116,377
Change in fair value of servicing rights	—	—	(15,868)	(15,868)	9,024	(6,844)
Change in fair value of investment securities, net	(148)	—	22,657	22,509	(31,393)	(8,884)
Change in fair value of mortgage loans held-for-sale, net	—	—	43,849	43,849	—	43,849
Earnings from unconsolidated entities	4,776	—	4,502	9,278	(437)	8,841
Gain on sale of investments, net	25,063	5,818	—	30,881	—	30,881
Gain (loss) on derivative financial instruments, net	(13,259)	—	2,089	(11,170)	—	(11,170)
Foreign currency gain (loss), net	10,478	—	(95)	10,383	—	10,383
Other-than-temporary impairment, net	(1,014)	(560)	—	(1,574)	—	(1,574)
Other income	15	8,624	1,037	9,676	—	9,676
Total other income (loss)	25,911	13,882	58,171	97,964	93,571	191,535

Income (loss) before income taxes	217,500	(19,599)	136,247	334,148	235	334,383
Income tax benefit (provision)	1,722	(195)	(25,580)	(24,053)	—	(24,053)
Net income (loss)	219,222	(19,794)	110,667	310,095	235	310,330
Net income attributable to non-controlling interests	(5,065)	—	—	(5,065)	(235)	(5,300)
Net income (loss) attributable to Starwood Property Trust, Inc.	$214,157	$(19,794)	$110,667	$305, 030	$—	$305, 030

Reconciliation of Net Income to Core Earnings

For the year ended December 31, 2013

(Amounts in thousands except per share data)

	Real Estate Investment Lending	Single Family Residential	LNR	Total
Net income (loss) attributable to Starwood Property Trust, Inc.	$214,157	$(19,794)	$110,667	$305, 030

Add / (Deduct):
Non-cash equity compensation expense	16,273	—	—	16,273
Management incentive fee	7,070	—	4,503	11,573
Change in Control Plan	—	—	22,382	22,382
Depreciation and amortization	—	6,106	763	6,869
Loan loss allowance	1,923	—	447	2,370
Interest income adjustment for securities	(1,227)	—	11,253	10,026
(Gains) losses on:
Loans held for sale	—	—	2,427	2,427
Securities	(303)	—	(21,639)	(21,942)
Derivatives	12,290	—	(1,966)	10,324
Foreign currency	(10,663)	—	—	(10,663)
Earnings from unconsolidated entities	—	—	(2,053)	(2,053)
Core Earnings (Loss)	$239,520	$(13,688)	$126,784	$352,616
Core Earnings (Loss) per Weighted Average Diluted Share	$1.43	$(0.08)	$0.76	$2.11

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Contact: Investor Relations

Phone:  203-422-7788

Email: investorrelations@stwdreit.com